UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2005

LNB BANCORP, INC.

(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	0-13203 (Commission File Number)	34-1406303 (IRS Employer Identification No.)

457 Broadway, Lorain, Ohio (Address of principal executive offices)	44052 — 1769 (Zip Code)

Registrant’s telephone number, including area code: (440) 244-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Offices; Election of Directors; Appointment of Principal Officers.

On July 1, 2005, the Board of Directors of LNB Bancorp Inc. expanded the size of the board to 15 members and upon the recommendation of the Governance and Nominating Committee has elected Kevin C. Martin and Donald F. Zwilling, to serve as members of the Board effective July 1, 2005. Mr. Martin will be a Class I director and will serve until the 2008 annual meeting of shareholders. Mr. Zwilling will be a Class III director and will serve until the 2007 annual meeting of shareholders. Both individuals have been appointed as members of the audit committee.

Mr. Martin is the president and chief executive officer of EMH Regional Healthcare System in Elyria, Ohio and Mr. Zwilling is shareholder and director of Barnes Wendling CPAs Inc. and director in charge of its Sheffield Village office.

A press release announcing Mr. Martin and Mr. Zwilling’s elections was issued on July 5, 2005. A copy is filed as Exhibit No. 99.1 and incorporated herein by reference.

There is no arrangement or understanding between Mr. Martin or Mr. Zwilling and any other person pursuant to which Mr. Martin or Mr. Zwilling was elected a director. There are no transactions in which either Mr. Martin or Mr. Zwilling has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Exhibit Number	Exhibit Description

99.1	Press release dated July 5, 2005 naming Mr. Kevin C. Martin and Mr. Donald F. Zwilling as members of the LNB Bancorp’s Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

LNB BANCORP, INC.
Date: July 8, 2005.	By:	/s/ Terry M. White

Terry M. White Executive Vice President, Chief Financial Officer and Corporate Secretary